Walgreen Co.
Webcast - Third Quarter 2004

June 21, 2004

Hello, and welcome to Walgreens audio webcast for the third quarter of fiscal year 2004. I'm Rick Hans, Walgreens Director of Finance, and I invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe harbor language

Before we begin, I'd like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see page 4 of our Form 10-K, dated August 31, 2003, for a discussion of factors as they relate to forward-looking statements.

Sales and Earnings

Today we announced a very strong quarter of both record sales and record profits, thanks to improved margins and good expense control. Sales for the third quarter increased 15.0 percent to $9.6 billion. Net earnings for the quarter outpaced our sales gain, climbing 16.4 percent to $344.6 million or 33 cents per share, diluted. Meanwhile, operating earnings increased 18.2 percent.

Last year's third quarter benefited from a pre-tax gain of $12 million from litigation settlements, while this year we recorded just a $3 million pre-tax gain for settlements. In last year's nine month period, we recorded a pre-tax gain of $29 million for settlements compared to just $15.7 million pre-tax this year.

Excluding these settlement gains, earnings would have increased 18.7 percent in the third quarter to $342.7 million and 16.2 percent for the nine months to $1.023 billion.

For the first nine months of the fiscal year, sales rose 15.8 percent to $28.1 billion, while net earnings climbed 15.0 percent to $1.033 billion.

As our Chairman and CEO, David Bernauer, said in the press release, sales, gross profit margins and expense control were all solid this quarter. I'd like to go into a little more detail on each of these items right now.

Sales

Total comparable store sales - stores open more than a year - were up 10.4 percent in the quarter. Front-end comparable store sales rose 5.6 percent, primarily driven by increasing customer counts.

Customer demand for our stores continues to grow, helping us to gain market share. In the most recent 52-week period, we gained market share against all other food, drugstore and mass merchandise retailers in 59 of our top 60 categories. Those 60 categories represent the bulk of our front-end business.

Our prescription sales climbed 17.2 percent in the quarter and rose 13.4 percent on a comparable store basis. We're posting strong pharmacy increases while gaining market share in this category, too.

Gross Profit Margins

Gross profit margins performed very well this quarter, as we recorded a gain of 13 basis points, to 26.91, as a percent to sales. The increase was driven by front-end - or non-pharmacy - products, where we saw our sales mix move toward higher margin categories, especially digital photo processing. We also saw good news with pharmacy margins as a percent to sales - they were nearly flat for the quarter thanks to a steady stream of new generics coming to the market.

Still, fast growth in pharmacy penalizes overall margins because those prescription sales are at a lower gross profit than front-end items.

SO&A

Third quarter selling, occupancy and administrative costs decreased 2 basis points, to 21.23 as a percent to sales. Our store expansion program allows us to spread fixed costs over a larger base, and we did a good job of controlling other expenses. Some of that expense control was offset by costs associated with our ongoing and accelerated replacement of analog photo labs with digital machines. This is a great business decision because of the excellent return on investment we're seeing.

Tax Rate

The effective annual tax rate of 37.5 percent for the first nine months is a quarter-point below the previous year.

[Preliminary and unaudited]

From the Balance Sheet

The consolidated balance sheet and statement of cash flows can be found on our Investor Relations Web site under the tab, "Financials." Let's look at a few highlights.

Cash and cash equivalents were $1.577 billion at the end of the quarter, up from $854.4 million in the year-ago period.

Third party sales this quarter grew 18.8 percent and accounts receivable grew 28.8 percent. The difference is primarily due to the timing of payment cycles.

On a third quarter sales gain of 15.0 percent, LIFO inventories increased just 8.5 percent versus a year ago. That's a strong testament to the performance of our store management, corporate purchasing folks and our advertising.

The third quarter's LIFO charge of $12.7 million was slightly higher than the year ago quarter, despite the fact that we lowered the LIFO inflation rate to 1.5 percent from 1.75 percent.

Accounts payable increased 16.4 percent over the prior year.

Wrap-up

We're very excited about the future of your company. Not just because of one excellent quarter, but because of our track record of 29 straight years of record earnings. Over that time, we've made the necessary investments to keep Walgreens growing. And we're making big investments today - in new store growth, distribution, technology, customer service, digital photo labs and 24-hour stores - to capture a larger share of the new drugstore business that's waiting out there.

Some of that business is in the form of the new Medicare-approved drug discount cards. This program is a bit of a political hot potato right now. But it offers real price breaks for seniors who wouldn't otherwise get discounts on their medications. We've already signed up tens of thousands of seniors for the Walgreens Health Initiatives Prescription Discount Card, and we expect many, many more to sign up in coming months. This is just one way for us to introduce an entirely new group of potential patients to the convenience and service of Walgreens pharmacies.

We believe the convenience and face-to-face communication our pharmacies offer are services that pharmacy patients value. That's why we continue to take a stand against third party plans that mandate members to use mail order pharmacies. We won't participate in any new, or renewed, plans that have a mandatory mail requirement. We believe patients should have the option to fill their prescriptions at either a retail pharmacy or a mail order pharmacy. For patients who like the convenience of a 90-day refill, we offer that option at our retail pharmacies. And with the lower cost of 90-day prescriptions at retail, we believe this option is a compelling alternative for plan providers and members alike.

Thank you for listening. Our fourth quarter and fiscal year-end earnings announcement is scheduled for September 27th. Thanks for being a loyal Walgreen shareholder, and remember, "You're Always Welcome at Walgreens!"

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